Exhibit 99.1
Synalloy Solidifies Leadership Structure and Appoints New Independent Director to the Board

Ben Rosenzweig Named as Executive Chairman; Chris Hutter Confirmed as President and CEO

Aldo Mazzaferro Appointed as Independent Director, Brings Over Three Decades of Steel and Metals Industry Expertise

Richmond, Virginia, March 21, 2022 – Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”), an industrials company focused on the production and distribution of piping, tubing and specialty chemicals, has named Ben Rosenzweig, who previously served as chairman since May 2021, as executive chairman of the board and appointed Chris Hutter, who previously served as interim president and CEO since November 2020, as president and CEO, both effective as of March 18, 2022. Additionally, the Company has appointed Aldo Mazzaferro as an independent director to the board, effective March 18, 2022. Synalloy’s board of directors now consists of five members, with three serving independently.

Ben Rosenzweig, executive chairman of Synalloy, commented: “Chris has been leading Synalloy since we first embarked on this journey in November 2020, delivering notable improvements in our financial results and significantly enhancing the operations of our organization. I’m pleased that Chris will be leading our company as we strive for sustained profitable growth.”

Hutter stated: “Working alongside Ben to lead this organization since the initial days of the turnaround and being one of the largest shareholders, I’m proud of the meaningful improvements that we’ve made across our business and the many talented executives we’ve been able to bring to the organization. While we’ve laid a strong foundation, we are just getting started in unlocking the true potential Synalloy has to offer. I’m honored to lead this company and look forward to continuing to transform Synalloy into a best-in-class organization.”

Rosenzweig added: “As we execute on our transformation strategy, it was important that we continued to strengthen our board of directors with relevant industry expertise and solidify our leadership structure. Aldo is one of the foremost experts in the steel and metals sectors, and we firmly believe he will provide invaluable guidance to our board and executive team as we enter our next phase of growth.”

Mazzaferro commented: “It’s been inspiring to see the substantial progress that the team at Synalloy has made in a relatively short period of time. Having analyzed hundreds of companies throughout my career, I can attest to the significant opportunity at-hand to further capitalize on its capabilities to drive meaningful profitable growth. I look forward to contributing to the value creation effort as we enter this next stage of Synalloy’s evolution.”

Mazzaferro is a former equity research analyst with more than 35 years of experience covering the global steel and metals sectors at several prominent investment banks, including Goldman Sachs, Macquarie Group and Deutsche Bank. Over the course of his career, Mazzaferro was selected six times by Institutional Investor Magazine as an All-Star Steel Analyst and was ranked four times by The Wall Street Journal for superior stock picking. He currently sits on the board and is chair of the audit committee for Arctic Canadian Diamond Co., which owns and operates a diamond mining complex in the Northwest Territories of Canada. Mazzaferro is a Chartered Financial Analyst, and he earned his BA from Holy Cross College and holds an MBA from Northeastern University.

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit its web site at www.synalloy.com.

Exhibit 99.1
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, including risks relating to the impact and spread of and the government’s response to COVID-19; inability to weather an economic downturn; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw material availability; financial stability of the Company’s customers; customer delays or difficulties in the production of products; loss of consumer or investor confidence; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; risks associated with acquisitions; environmental issues; negative or unexpected results from tax law changes; inability to comply with covenants and ratios required by the Company’s debt financing arrangements; and other risks detailed from time-to-time in Synalloy Corporation's Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC. Synalloy Corporation assumes no obligation to update any forward-looking information included in this release.

Company Contact
Aaron Tam
Chief Financial Officer
1-804-822-3260

Investor Relations
Cody Slach and Cody Cree
Gateway Group, Inc.
1-949-574-3860
SYNL@gatewayir.com

2